UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2026
Starbucks Corporation
(Exact name of registrant as specified in its charter)

Washington	000-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South, Seattle, Washington 98134
(Address of principal executive offices) (Zip Code)

(206) 447-1575
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SBUX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.05    Costs Associated with Exit or Disposal Activities

On May 13, 2026, the Board of Directors of Starbucks Corporation (the “Company”) approved further actions under its previously announced “Back to Starbucks” strategy that focuses on revitalizing coffeehouses and enhancing the customer experience, which the Company believes will drive long-term growth and value for partners and shareholders.

As part of its strategy, the Company has previously communicated that it is pursuing $2 billion in cost savings initiatives and that its international business has moved towards a model where nearly 90% of its coffeehouses are licensed.

Under the approved restructuring plan, the Company plans to capture cost savings by further streamlining its domestic and international support organization and non-retail facilities. In addition, the Company is reducing the future operational complexity of its Starbucks Reserve and Roastery locations, taking learnings from its core coffeehouse operations.

The Company expects that a majority of the plan actions will be completed by the end of this fiscal year with a significant portion of the associated cash and non-cash charges incurred in fiscal year 2026. Of the approximately $400 million of restructuring charges to be incurred, the Company anticipates that approximately $280 million will be non-cash charges due to impairment of long-lived assets, including right-of-use lease assets, primarily related to reassessment of the asset group associated with its ongoing Starbucks Reserve and Roastery locations and optimizing its non-retail support facility portfolio. The remaining $120 million of restructuring charges will be cash charges primarily related to employee separation benefits due to further optimization of our global support organization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated:	May 15, 2026
		By:	/s/ Joshua C. Gaul
Joshua C. Gaul
vice president, assistant general counsel and corporate secretary